UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Cytogen Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYTOGEN CORPORATION

650 College Road East, Suite 3100
Princeton, New Jersey 08540
May 7, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Cytogen Corporation at 11:00 A.M., local time, on Wednesday, June 13, 2007, at the Princeton Marriott Hotel and Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

It is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the meeting, we hope that you will have your stock represented by signing, dating and returning your proxy in the enclosed envelope, as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

Thank you for your continued support.

Sincerely,

Michael D. Becker
President and Chief Executive Officer

CYTOGEN CORPORATION

650 College Road East, Suite 3100

Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 13, 2007

The Annual Meeting of Stockholders (the “Annual Meeting”) of CYTOGEN CORPORATION, a Delaware corporation (the “Company”), will be held at the Princeton Marriott Hotel and Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey, on Wednesday, June 13, 2007, at 11:00 A.M., local time, for the following purposes:

(1)   To elect nine directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

(2)   To amend our 2004 Non-Employee Director Stock Incentive Plan to increase the maximum aggregate number of shares of common stock available for issuance thereunder from 375,000 to 750,000, and to reserve an additional 375,000 shares of our common stock for issuance in connection  with such  increase;

(3)   To consider and vote upon a proposal to approve an amendment to the Company’s Certificate of Incorporation to increase the total authorized shares of common stock, $0.01 par value per share, of the Company from 50,000,000 to 100,000,000; and

(4)   To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Holders of common stock of record at the close of business on April 23, 2007 are entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at the Company’s principal executive offices at 650 College Road East, Suite 3100, Princeton, New Jersey 08540, for a period of ten (10) days prior to the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE STOCKHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

Rita A. Auld
Corporate Secretary

Princeton, New Jersey

May 7, 2007

The Company’s 2006 Annual Report accompanies the Proxy Statement.

CYTOGEN CORPORATION

650 College Road East, Suite 3100

Princeton, New Jersey 08540

PROXY STATEMENT

Information Concerning Solicitation and Voting

Place, Time and Date of Meeting.   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cytogen Corporation, also referred to in this Proxy Statement as the “Company,” “Cytogen,” “we” or “us,” of proxies to be voted at our Annual Meeting of Stockholders, also referred to in this Proxy Statement as the “Annual Meeting,” to be held on Wednesday, June 13, 2007 at the Princeton Marriott Hotel and Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey at 11:00 A.M., local time, and at any adjournment or adjournments thereof.

Record Date and Voting Securities.   Holders of record of our common stock, $0.01 par value per share, as of the close of business on April 23, 2007, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. As of that date, there were 29,623,985 shares of common stock issued and outstanding and entitled to vote.

Voting.   Each share of common stock is entitled to one vote on any matter presented at the Annual Meeting. The aggregate number of common stock votes entitled to be cast at the Annual Meeting is 29,623,985. The holders of common stock will vote as a single class for each proposal.

If proxies in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of common stock represented by the proxies will be voted:

(i)    FOR, the election of the nine nominees named below as directors;

(ii)   FOR, a proposal to amend our 2004 Non-Employee Director Stock Incentive Plan to increase the maximum aggregate number of shares of common stock available for issuance thereunder from 375,000 to 750,000, and to reserve an additional 375,000 shares of our common stock for issuance in connection with such increase;

(iii)  FOR, a proposal to amend the Company’s Certificate of Incorporation to increase the total authorized shares of common stock, $0.01 par value per share, of the Company from 50,000,000 to 100,000,000; and

(iv)  in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Revocability of Proxies.   Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by our Corporate Secretary, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Annual Meeting. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment.

Quorum and Required Votes.   The presence at the Annual Meeting of a majority of the outstanding shares of common stock of the Company, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. With the presence of a quorum: (i) the affirmative vote of a plurality of the shares of common stock present at the Annual Meeting is required for the election of directors; (ii) the affirmative vote of a majority of the shares of common stock present and entitled to vote at the Annual Meeting is required for the amendment to the 2004 Non-Employee Director Stock Incentive Plan; (iii) the affirmative vote of a majority of the outstanding shares of common stock of the Company is required for the amendment of the Company’s Certificate of Incorporation; and (iv) the affirmative vote of a majority of the shares of common stock present at the Annual Meeting is required for all other matters.

Abstentions.   Abstentions are included in the shares present at the Annual Meeting for purposes of determining whether a quorum is present. For the election of directors, abstentions are excluded entirely from the vote and do not have any effect on the outcome. For the approval of the amendment to the Company’s 2004 Non-Employee Director Stock Incentive Plan and the amendment to the Company’s Certificate of Incorporation and any other matters, abstentions are included in, and counted as, votes against such amendment or proposals.

Broker Non-Votes.   Broker non-votes, a proxy specifically conferring only limited authority to brokers to vote on certain matters and no authority to vote on other matters, are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present. Brokers are entitled to vote for the election of directors and for the approval of the amendment to the Company’s Certificate of Incorporation. Brokers do not have discretion to vote for the approval of the amendment to the Company’s 2004 Non-Employee Director Stock Incentive Plan, unless you specifically direct your broker to vote on this proposal. As a result, a broker non-vote will have no effect on the outcome of this proposal.

This Proxy Statement, together with the related proxy card, is being mailed to our stockholders on or about May 7, 2007. The Annual Report to Stockholders of the Company for the year ended December 31, 2006, including financial statements, is being mailed together with this Proxy Statement to all stockholders of record as of April 23, 2007. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report and proxy materials so that such record holders could supply such materials to beneficial owners as of April 23, 2007.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, nine directors are to be elected (which number shall constitute our entire Board of Directors) to hold office until the 2008 Annual Meeting of Stockholders, and until their successors shall have been elected and qualified or until their earlier resignation or removal. The holders of common stock, voting as a class, will elect each such director.

It is the intention of the persons named in the enclosed form of proxy to vote the stock represented thereby, unless otherwise specified in the proxy, for the election as directors of the persons whose names and biographies appear below. All such nominees, are, at present, members of our Board of Directors. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by our Board of Directors. Our Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected.

The nominees for election to our Board of Directors are as follows:

Name	Age	Served as a Director Since	Positions with the Company
James A. Grigsby	64	1996	Chairman of the Board
Michael D. Becker	38	2002	President, Chief Executive Officer and Director
John E. Bagalay, Jr.	73	1995	Director
Allen Bloom	63	2003	Director
Stephen K. Carter	69	1998	Director
Robert F. Hendrickson	74	1995	Director
Dennis H. Langer	55	2005	Director
Kevin G. Lokay	50	2001	Director
Joseph A. Mollica	66	2005	Director

The principal occupations and business experience, for at least the past five years, of each nominee are as follows:

James A. Grigsby has served on our Board of Directors since May 1996 and has served as Chairman of the Board since June 1998. Mr. Grigsby currently serves as the principal of the Accelerated Leadership Group, providing interim management and other consulting services to new and emerging companies. He also serves as President and principal owner of Grigsby & Smith, a financial planning and investment management firm located in Pittsfield, MA, since January 2002. Previously, Mr. Grigsby was President of Cancer Care Management LLC, a consulting firm providing consulting services regarding cancer disease management issues. From 1989 to 1994, Mr. Grigsby was President of CIGNA Corporation’s International Life and Employee Benefits Division, which operated in over 20 countries worldwide, and prior to that period he also served as the head of CIGNA’s national health care sales force. Prior to that period, since 1978, he held a number of executive positions with CIGNA Corporation. Mr. Grigsby received a B.A. degree in Mathematics from Baylor University and is a Fellow of the Society of Actuaries.

Michael D. Becker has served as our President and Chief Executive Officer since December 2002. Mr. Becker joined us in April 2001 and has served in positions of increasing responsibility, including Chief Executive Officer of our AxCell Biosciences subsidiary and Vice President, Business Development and Industry Relations. Prior to joining us, Mr. Becker was with Wayne Hummer Investments LLC, a

Chicago-based regional brokerage firm from July 1996 to April 2001, where he held senior positions as a biotechnology analyst, investment executive and portfolio manager in addition to participating in sales management activities. From October 1998 to April 2001, Mr. Becker also served on the board of directors for the Chicago Biotech Network, a nonprofit trade association for the biotechnology industry in Illinois. Mr. Becker attended DePaul University in Chicago, Illinois. In January 2007, Mr. Becker was named Chairman of the Biotechnology Council of New Jersey, Inc. Mr. Becker is a member of the Governing Body of Biotechnology Industry Organization’s (BIO) Emerging Companies Section.

John E. Bagalay, Jr. has served on our Board of Directors since October 1995. Dr. Bagalay was our interim President and CEO from January 1998 to September 1998 and our Chief Financial Officer from October 1997 to September 1998. He has been Chairman of Wave Systems Corp. since June 2003, a provider of trusted computing applications and services. He is also Executive-in-Residence, Euro US Ventures LLC. He was Director of Special Projects in the Life Sciences in the Technology Commercialization Institute at Boston University from November 2004 until November 2005. He was Senior Advisor to the Chancellor, Boston University from January 1998 until November 2004. He was the Managing Director of the Community Technology Fund, the venture capital affiliate of Boston University, from September 1989 until January 1998. During his tenure at Boston University he served variously as director, CEO and CFO of companies in which the University had investment interests. Dr. Bagalay holds a Ph.D degree from Yale University and a J.D. degree from the University of Texas.

Allen Bloom has served on our Board of Directors since June 2003. Dr. Bloom is currently a business development consultant. Dr. Bloom, a patent attorney, was a partner at the law firm Dechert LLP, from 1994 until his retirement in December 2003 and is now Of Counsel. He was Co-Chair of the Intellectual Property Group and headed a patent practice group which focused on biotechnology, pharmaceuticals and medical devices. For the nine years prior to that, he was Vice President, General Counsel and Secretary of The Liposome Company, Inc., a biotechnology company. His responsibilities there included management of patent, regulatory and licensing activities. Dr. Bloom also serves on the Board of Directors of Unigene Laboratories, Inc. Dr. Bloom holds a Ph.D. degree in Organic Chemistry from Iowa State University, a J.D. degree from New York Law School and a B.S. in Chemistry from Brooklyn College.

Stephen K. Carter has served on our Board of Directors since September 1998. Since 1997, Dr. Carter has been a consultant to the pharmaceutical industry. Dr. Carter was Senior Vice President of Research and Development at Boehringer Ingelheim Pharmaceuticals, Inc. from 1995 to 1997. Prior to joining Boehringer, Dr. Carter was Senior Vice President of Worldwide Clinical Research and Development at Bristol-Myers Squibb Company. From 1976 to 1982, Dr. Carter served as Director of the Northern California Cancer Program. Dr. Carter was also appointed to President Clinton’s panel for AIDS drug development. Dr. Carter is a director of Alfacell Corporation, Emisphere Technologies, Inc., Callisto Pharmaceuticals, Inc., Tapestry Pharmaceuticals, Inc., Vion Pharmaceuticals Inc. and Celator Pharmaceuticals, Inc. Dr. Carter received an A.B. in History from Columbia College and an M.D. degree from New York Medical College. He completed a medical internship and residency at Lenox Hill Hospital.

Robert F. Hendrickson has served on our Board of Directors since March 1995. Since 1990, Mr. Hendrickson has been a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues. Prior to his retirement in 1990, Mr. Hendrickson was Senior Vice President of Manufacturing and Technology for Merck & Co., Inc. He is currently a trustee of the Carrier Foundation and a member of the board of directors of Unigene Laboratories, Inc. Mr. Hendrickson previously served as a director of a number of other public biotechnology companies including The Liposome Company, Inc. and Envirogen, Inc. Mr. Hendrickson received an A.B. degree from Harvard College and an M.B.A. degree from the Harvard Graduate School of Business Administration.

Dennis H. Langer, M.D., J.D. has served on our Board of Directors since June 2005. Dr. Langer has served as a Managing Partner of Phoenix IP Ventures, a venture capital firm, since August 2005. Prior to joining Phoenix IP Ventures, he was President, North America, of Dr. Reddy’s Laboratories Limited, a pharmaceutical company, from January 2004 to July 2005. From September 1994 to January 2004, Dr. Langer held several high-level positions at GlaxoSmithKline plc, a pharmaceutical company, and its predecessor, SmithKline Beecham, including most recently as Senior Vice President, Project and Portfolio Management of Research and Development from December 2000 to January 2004. Dr. Langer was also President and Chief Executive Officer of Neose Technologies, Inc. and held positions at G. D. Searle & Co., Abbott Laboratories and Eli Lilly & Co. Dr. Langer is also a director of Myriad Genetics, Inc., and is also a Clinical Professor, Department of Psychiatry, at Georgetown University School of Medicine. Dr. Langer holds a J.D. degree, cum laude, from Harvard Law School, an M.D. degree from Georgetown University School of Medicine, and a B.A. degree in Biology from Columbia University.

Kevin G. Lokay has served on our Board of Directors since January 2001. Mr. Lokay is currently a consultant to the pharmaceutical and biotechnology industries. He was previously Vice President, Oncology and Acute Care Business Unit at GlaxoSmithKline Pharmaceuticals through March 31, 2007. Prior to joining GlaxoSmithKline in 1997, Mr. Lokay spent 16 years with Merck & Co., where his most recent assignment was Vice President, Worldwide Sales, Marketing and Development in Merck’s Vaccine Division. Mr. Lokay joined Merck in 1981 as a sales representative, and progressed through numerous positions of increasing responsibilities in sales, market research, advertising, product management, and business development, while gaining experience in a wide variety of therapeutic areas, including antihypertensives, antiarrythmics, antibiotics, analgesics/anti-inflammatories, psychotherapeutics, vaccines, and gastro-intestinal products. Mr. Lokay is a director of the University of Sciences, Philadelphia, Pennsylvania. He holds an M.B.A. degree with a concentration in Marketing from the Krannert School of Management at Purdue University, and a B.A. degree in Economics from Lafayette College.

Joseph A. Mollica, Ph.D. has served on our Board of Directors since June 2005. Dr. Mollica has served as the Chairman of the Board of Pharmacopeia Drug Discovery, Inc. since April 2004 and as a member of the board of directors of Pharmacopeia since April 2002. Dr. Mollica also served as the President and Chief Executive Officer of Pharmacopeia from April 2002 to August 2004 and Chairman of the Board of Directors and Chief Executive Officer of Accelrys, Inc., the former parent of Pharmacopeia, from February 1994 to April 2004. He served as President of Accelrys from August 1996 to April 2004. From 1987 to December 1993, Dr. Mollica was employed initially by the DuPont Company and then by The DuPont Merck Pharmaceutical Company, most recently as President and Chief Executive Officer. From 1966 to 1986, he served in a variety of positions of increasing responsibility with Ciba-Geigy, rising to Senior Vice President of Ciba-Geigy’s Pharmaceutical Division. Dr. Mollica is also a director of Neurocrine BioSciences, Inc. Dr. Mollica holds Masters of Science and Ph.D. degrees in Pharmaceutical and Physical Chemistry from the University of Wisconsin and a B.S. degree and ScD, h.c. from the University of Rhode Island.

All directors will hold office until our next annual meeting of stockholders and until their successors shall have been duly elected and qualified or until their earlier resignation or removal. None of our directors are related to any other director or to any of our executive officers.

The Board of Directors recommends that stockholders vote FOR each of the nominees for the Board of Directors. Please note that proxies cannot be voted for a greater number of persons than the nominees named above.

Directors’ Compensation

Director Compensation for Fiscal Year 2006

The following table sets forth information regarding the compensation of each non-employee director of the Company for the fiscal year ended December 31, 2006. For information regarding the compensation of Mr. Becker, see “Executive Compensation – Summary Compensation Table”.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James A. Grigsby	99,500	—	82,962	—	—	—	182,462
John E. Bagalay, Jr	71,000	—	47,407	—	—	—	118,407
Allen Bloom	85,000	—	47,407	—	—	—	132,407
Stephen K. Carter	68,000	—	47,407	—	—	—	115,407
Robert F. Hendrickson	61,000	—	47,407	—	—	—	108,407
Dennis H. Langer	57,000	—	34,384	—	—	—	91,384
Kevin G. Lokay	45,000	—	35,211	—	—	—	80,211
Joseph A. Mollica	60,000	—	34,384	—	—	—	94,384

(1)          Each non-employee director of the Company may elect to receive all compensation for services rendered as a member of the Cytogen board, any committees thereof, and as board or committee chair, in the form of shares of common stock, in cash or in a combination of shares of common stock and cash, under the 2004 Non-Employee Director Stock Incentive Plan, or the Director Plan, maintained by the Company. Except as otherwise noted, each non-employee director elected to receive all of their 2006 compensation in the form of cash.

(2)          These amounts reflect expense recognized by us in 2006 for current and prior year option awards to directors. Reference is made to Note 13 “Share-Based Compensation” in our Form 10-K for the period ended December 31, 2006, filed with the SEC on March 16, 2007, which identifies assumptions made in the valuation of option awards in accordance with FAS 123R. In 2006, our independent directors were eligible to receive a stock option to purchase 10,000 shares of our Common Stock upon re-election to the Board at each annual meeting. The Chairman of the Board received an additional grant of options to purchase 7,500 shares of common stock. These options vest on the one year anniversary of the grant date. As of December 31, 2006, our non-employee directors hold stock options to acquire shares of our common stock, as follows: Mr. Grigsby: 82,300 shares; Dr. Bagalay: 56,300 shares; Dr. Bloom: 42,000 shares; Dr. Carter: 45,987 shares; Mr. Hendrickson: 46,300 shares; Dr. Langer: 20,000 shares; Mr. Lokay: 44,333 shares; and Dr. Mollica: 20,000 shares.

(3)          Unless otherwise indicated, none of the directors received any (i) perquisites or personal benefits in an aggregate amount exceeding $10,000 or (ii) other compensation not otherwise set forth in this table.

Annual Retainers

Each of our non-employee directors receives an annual retainer of $16,000. In addition: (i) the Chairman of the Board (who is not an employee of the Company) currently receives, based upon significant time spent on Company business, an additional annual retainer of $50,000; (ii) the Chairman of the Audit and Finance Committee receives an additional annual fee of $10,000; (iii) the Chairman of each of the other board committees receives an additional annual fee of $6,000; and (iv) the Co-Chairman of the Research and Development Committee receives an additional annual fee of $4,000.

Board Meeting Attendance

Each of our non-employee directors receives $2,000 for each board meeting attended in person, and $500 if such participation is by telephone.

Committee Meeting Attendance

Non-employee directors receive $2,000 for each committee meeting attended in person on a day there is no meeting of the Board, $1,000 for each committee meeting attended in person on a day that coincides with a meeting of the Board, and $500 if such participation is by telephone, but receive no additional fees for committee membership.

Equity Compensation

Pursuant to our Director Plan, each non-employee director receives an initial grant of options on the date of appointment equal to a pro-rata portion of 10,000 shares of our common stock, based upon the number of months remaining from the date of election until the one year anniversary of the preceding annual meeting. In addition, on the day following each annual meeting of stockholders, each individual who is re-elected as a non-employee director is automatically granted options to purchase 10,000 shares of our common stock. The Chairman of the Board, unless the Compensation Committee determines otherwise, receives an additional grant of 7,500 options to purchase shares of our common stock on the day following each annual meeting. Furthermore, each director who, upon conclusion of our 2004 Annual Meeting of Stockholders and the adoption of the Director Plan, was a non-employee director, was granted options to purchase 10,000 shares of our common stock. In 2006, each of our non-employee directors (other than Mr. Grigsby) received options to purchase 10,000 shares of our common stock on June 14, 2006 at an exercise price of $2.95 per share. Mr. Grigsby, as Chairman of the Board, received options to purchase 17,500 shares of our common stock on such date. Beginning with the 2007 Annual Meeting of Stockholders, on the day following each annual meeting of the stockholders, each individual who is re-elected as a non-employee director is automatically awarded 10,000 restricted shares of our common stock that vest on the first anniversary of the date of the award.

Options granted under the Director Plan are exercisable at a price equal to the average of the high and low sale prices of the common stock as reported on the NASDAQ Global Market on the date of grant and vest in full (i.e., first become exercisable) at the first anniversary of the option grant date.

Each director’s outstanding options granted under the Director Plan also become immediately exercisable in full: (i) upon the occurrence of a Corporate Transaction or Major Event, as defined in the Director Plan; (ii) upon death or disability of such Director, or if a Director dies within three months following the date of his or her termination of service on the Board, until the earlier of the end of the one-year period immediately following the date of termination of service, or the expiration of the term of the option; or (iii) if the non-employee director has served as a director of the Company for three years, upon voluntary resignation or retirement after age 55, until the earlier of the end of the five year period immediately following the date of the termination of service, or the expiration of the term of the option.

Each eligible director may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or successively) as his or her beneficiary for purposes of the Director Plan. Each designation shall be on a form prescribed by the Company, will be effective only when delivered to the Company, when effective will revoke all prior designations by such director and will be allowed only to the extent permitted by applicable law. If an eligible director dies with no such beneficiary designation in effect, such person’s options will be transferable by will or pursuant to the laws of descent and distribution applicable to such person.

The Director Plan also provides that non-employee directors may receive, at the sole discretion of and after formal action by our Board of Directors, such number of shares of common stock that is equal to each such director’s cash compensation (including, but not limited to, annual service fees, fees payable for board and committee meetings attended and fees for committees chaired), also referred to as the Cash Component, divided by the fair market value of our common stock as of the date of issuance of such shares, also referred to as the Compensation Shares, which date shall be no earlier than the date on which the applicable Cash Component compensation becomes due and payable by the Company. Compensation Shares shall not be issued for services not yet rendered by such directors to the Company.

The Director Plan also provides that, in the event the Board elects to issue Compensation Shares, such eligible directors will receive Compensation Shares until, absent additional Board action, at least such time as: (i) such director owns 2,000 shares of our common stock, excluding options or other rights to acquire shares of our common stock, whether exercisable or unexercisable; or (ii) if fewer than 2,000 shares are so owned, such smaller number of shares has a fair market value of in excess of $100,000, excluding the value, if any, of options to purchase common stock, whether exercisable or unexercisable, or other rights to acquire our common stock. Upon achieving either of such milestones (i) or (ii) above, each such director may, at his or her option, elect to cease receiving his or her Cash Component to which he or she is entitled in shares of our common stock under the Director Plan; provided, however, that such director must make such election by providing notice of such election to us in a timely manner. As of the date hereof, all of our current non-employee directors have satisfied either of the milestones as set forth above, and have elected to receive their director compensation in cash.

Each option provided for in the Director Plan is granted automatically and without further action by us, our Board of Directors or our stockholders.

Expense Reimbursement

All non-employee directors are eligible to be reimbursed for expenses incurred in connection with their service on the Board of Directors.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the continued listing standards of the NASDAQ Global Market.

Based on this review, in April 2004, our Board of Directors adopted Corporate Governance Guidelines. In addition, in 2004, we adopted our Research and Development Committee Charter, and amended and restated the charters for our Audit and Finance Committee, our Nominating and Corporate Governance Committee and our Compensation Committee. We also amended and restated our Code of Business Conduct and Ethics. This section describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Insider Trading Policy and Disclosure Policy in the “Corporate Governance” section of www.cytogen.com or by writing to Rita A. Auld, Corporate Secretary, Cytogen Corporation, 650 College Road East, Suite 3100, Princeton, New Jersey 08540.

Corporate Governance Guidelines

Our Board is committed to sound and effective corporate governance practices, and, as such, has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include statements that:

•       the principal responsibility of the directors is to oversee the management of the Company;

•       a majority of the members of the Board shall be independent directors;

•       the independent directors shall meet regularly in executive session;

•       directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•       new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•       at least annually, the Board and its committees will conduct a self-evaluation to determine whether the Board and its committees are functioning effectively.

Determination of Independence

Under current NASDAQ, a director will only qualify as an “independent director” as defined in Rule 4200 (a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its determination, our Board of Directors is required to consider certain categorical standards listed in Rule 4200(a)(15). Our Board of Directors has affirmatively determined that each of John E. Bagalay, Jr., Allen Bloom, Stephen K. Carter, James A. Grigsby, Robert F. Hendrickson, Dennis H. Langer, Kevin G. Lokay and Joseph A. Mollica are independent.

Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines, which are the minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a nominee to be recommended by the Nominating and Corporate Governance Committee. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Any stockholders who would like to recommend a candidate to our Board of Directors should provide such recommendation, in writing, to Rita A. Auld, Corporate Secretary, Cytogen

Corporation, 650 College Road East, Suite 3100, Princeton, New Jersey. The Committee will review and evaluate information available to it regarding candidates proposed by stockholders and will apply the same criteria, and will follow substantially the same process in considering them, as it does in considering other candidates. Stockholders must also comply with the time deadlines set forth under “Stockholders’ Proposals” in this proxy statement if they wish to recommend a candidate in connection with an annual meeting of our stockholders.

Communication with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if, and as, appropriate. The Chairman of the Board, with the assistance of our legal counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors, c/o Rita A. Auld, Corporate Secretary, Cytogen Corporation, 650 College Road East, Suite 3100, Princeton, New Jersey 08540.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our Directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted the Code of Business Conduct and Ethics on our website, which is located at www.cytogen.com. In addition, we intend to disclose on our website any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Board of Directors and Attendance by Members of the Board of Directors at Meetings

Our Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Board members remain informed of the Company’s business by reviewing documents, such as management reports on recommendations for proposed Board actions, provided to them before each meeting and by attending presentations made by our President and Chief Executive Officer and other members of management during these meetings. They are also advised of actions taken, and matters considered, by the Audit and Finance, Compensation, Nominating and Corporate Governance, and Research and Development Committees of the Board. Directors have access to all books, records and reports of the Company upon request, and members of management are available at all times to answer any questions.

Our Board of Directors currently consists of James A. Grigsby, who serves as Chairman of the Board, Michael D. Becker, John E. Bagalay, Allen Bloom, Stephen K. Carter, Robert F. Hendrickson, Dennis H. Langer, Kevin G. Lokay and Joseph A. Mollica. There were ten meetings of the Board of Directors during 2006. All members of our Board of Directors attended at least 75% of such meetings of the Board or Directors and any committees of the Board of Directors on which they served, during 2006.

Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors attended the 2006 Annual Meeting of Stockholders.

Committees of the Board

Our Board of Directors has established four standing committees – the Audit and Finance Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Research and Development Committee – each of which operates under a charter that has been approved by our Board of Directors. Current copies of each committee’s charter are posted on the Corporate Governance section of our website www.cytogen.com.

Our Board of Directors has determined that all of the members of each of the Board’s four standing committees are independent under relevant NASDAQ rules, including, in the case of all members of the Audit and Finance Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit and Finance Committee of the Board of Directors

The Audit and Finance Committee currently consists of John E. Bagalay, Jr., who serves as Chairman, Robert F. Hendrickson, Stephen K. Carter and Joseph A. Mollica. The Audit and Finance Committee was established in 1986 and held seven meetings in 2006. The Audit and Finance Committee Charter was last amended and restated in August 2006. It is anticipated that each of Drs. Bagalay, Carter and Mollica and Mr. Hendrickson, if re-elected to the Board of Directors by our stockholders, will continue to serve on the Audit and Finance Committee. Our Audit and Finance Committee’s responsibilities include:

•       appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•       overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports from our independent registered public accounting firm;

•       reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•       monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•       overseeing the Company’s capital and financing requirements and structure;

•       reviewing our risk management policies;

•       establishing procedures for the receipt, retention and treatment of accounting-related complaints and for the confidential, anonymous submission by our employees of accounting-related concerns;

•       meeting separately with our independent registered public accounting firm, management and internal auditors; and

•       preparing the Report of the Audit and Finance Committee required by SEC rules (which is included on page 14 of this proxy statement).

Pursuant to the Audit and Finance Committee Charter, the Audit and Finance Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006 with our management and independent registered public accounting firm. Additionally, the Audit and Finance Committee has discussed with the independent registered public accounting firm the matters required by the standards of the Public Company Accounting Oversight Board (United States), has received the written disclosures and the letter from the independent registered public accounting firm required by the

Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based in part on the foregoing, the Audit and Finance Committee recommended to the Board of Directors that the financial statements as of and for the year ended December 31, 2006 audited by KPMG LLP be included in our Annual Report on Form 10-K.

The Board of Directors has determined that John E. Bagalay, Jr. is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee of the Board of Directors

The Compensation Committee currently consists of Robert F. Hendrickson, who serves as Chairman, Allen Bloom, Dennis H. Langer and Kevin G. Lokay. Each member of our Compensation Committee is also independent under applicable NASDAQ, SEC and Internal Revenue Code rules. The Compensation Committee was established in 1986 and held seven meetings in 2006. The Compensation Committee Charter was last amended and restated in April 2004. The primary responsibilities of the Compensation Committee include approving salaries and incentive compensation for our executive officers and administering our stock option plans. In addition, our Compensation Committee has the following principal duties:

•       reviewing and approving, or making recommendations to the Board with respect to, the compensation of the CEO and other officers, including annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other officers;

•       overseeing an evaluation of our senior executives;

•       reviewing and making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•       administering our cash and equity incentive plans; and

•       reviewing and making recommendations to the Board with respect to director compensation.

Nominating and Corporate Governance Committee of the Board of Directors

The Nominating and Corporate Governance Committee currently consists of Allen Bloom, who serves as Chairman, John E. Bagalay, Jr., James A. Grigsby and Robert F. Hendrickson. The Nominating and Corporate Governance Committee was established in 1994 and held seven meetings in 2006. The Nominating and Corporate Governance Committee Charter was last amended and restated in April 2004. The responsibilities of the Nominating and Corporate Governance Committee include:

•       identifying individuals qualified to become Board members;

•       recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•       reviewing and making recommendations to the Board with respect to management succession planning;

•       developing and recommending to the Board corporate governance principles; and

•       overseeing an annual evaluation of the Board.

Research and Development Committee of the Board of Directors

The Research and Development Committee currently consists of Stephen K. Carter, who serves as Chairman, Allen Bloom, who serves as Co-Chairman, Dennis H. Langer and Joseph A. Mollica. The

Research and Development Committee was established in 2004 and held seven meetings in 2006. The Research and Development Committee currently acts under a charter adopted and approved by our Board of Directors in August 2004. The responsibilities of the Research and Development Committee include:

•       reviewing our strategy and policy with respect to its scientific, research and development activities and related matters;

•       providing oversight of our management of scientific, research and development activities; and

•       assisting the Board of Directors in evaluating our strategic business decisions.

Executive Sessions of Independent Directors

Our Corporate Governance Guidelines require that independent directors meet in executive sessions in conjunction with regularly scheduled meetings of the Board of Directors. The independent directors should meet in executive sessions at least twice a year to discuss, among other things, the performance of the CEO. The independent directors may meet at other times at the request of any independent director. The Chairman of the Board of Directors presides at the executive sessions. During 2006, the independent directors held seven executive sessions, and Mr. Grigsby presided at such meetings.

Independent Auditor’s Fees and Other Matters

The following table summarizes the fees of KPMG LLP, our independent registered public accounting firm, for each of the last two fiscal years for audit and other services:

Fee Category	2006	2005
Audit Fees	$675,400	$714,500
Audit-Related Fees	$—	$25,925
Tax Fees	$51,900	$27,400
Total Fees	$727,300	$767,825

Audit Fees

Audit fees consist of fees for the audits of our consolidated financial statements, and of management’s assessment of, and the effective operation of, internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”. These services in 2005 related to the audit of our employee benefit plan.

Tax Fees

Tax fees consist of fees for tax compliance services related to preparation of tax returns.

Audit and Finance Committee Pre-Approval Policy and Procedures

The Audit and Finance Committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit and Finance Committee. All engagements entered into with KPMG LLP subsequent to May 6, 2003 were approved in advance by the Audit and Finance Committee.

The Audit and Finance Committee may delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to pre-approve audit, review, attest or non-audit services shall be reported to the full Audit and Finance Committee at its next scheduled meeting.

Report of the Audit and Finance Committee of the Board of Directors

The Audit and Finance Committee has furnished the following report:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm, KPMG LLP, or KPMG, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), as well as expressing an opinion on: (i) management’s assessment of the effectiveness of internal controls over financial reporting; and (ii) the effectiveness of internal control over financial reporting. As appropriate, the Audit and Finance Committee reviews, evaluates and discusses with the Company’s management, accounting and financial personnel and KPMG, the following:

•       the plan for, and KPMG’s reports on, the audits of the Company’s financial statements and internal control over financial reporting;

•       the Company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

•       management’s selection, application and disclosure of critical accounting policies;

•       changes in the Company’s accounting practices, principles, controls or methodologies;

•       significant developments or changes in accounting rules applicable to the Company; and

•       the adequacy of the Company’s internal controls and accounting, financial and auditing personnel.

During the course of fiscal year 2006, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit and Finance Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with the oversight, the Audit and Finance Committee received periodic updates provided by management and KPMG at regularly scheduled committee meetings. At the conclusion of the process, management provided the Audit and Finance Committee with, and the Audit and Finance Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit and Finance Committee also reviewed a report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission, as well as KPMG’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of: (i) the Company’s consolidated financial statements; (ii) management’s assessment of the effectiveness of internal control over financial reporting; and (iii) the effectiveness of internal control over financial reporting. The Audit and Finance Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2007.

We have discussed with KPMG the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) which requires KPMG to discuss with the Audit and Finance Committee, among other things, the following:

•       methods to account for significant unusual transactions;

•       the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       the process used by management in formulating particularly sensitive accounting estimates and the basis for KPMG’s conclusions regarding the reasonableness of those estimates; and

•       disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

We have received, reviewed and discussed the written disclosures from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, or Independence Standards Board Standard No. 1, and have discussed with KPMG their independence. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may be reasonably thought to bear on independence, confirm their independence and engage in a discussion of independence.

We have considered whether the non-audit services provided by KPMG, as set forth in the section of the Company’s Proxy Statement entitled “Independent Auditor’s Fees and Other Matters” are compatible with maintaining KPMG’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited, consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

John E. Bagalay, Jr., Chairman
Stephen K. Carter, Member
Robert F. Hendrickson, Member
Joseph A. Mollica, Member

EXECUTIVE OFFICERS

Our current executive officers and their respective ages and positions with us are as follows:

Name	Age	Capacities In Which Served	In Current Position Since
Executive Officers:
Michael D. Becker(1)	38	President, Chief Executive Officer and Director

December 2002 (Vice President of Business Development and Industry Relations from October 2002 to December 2002; Chief Executive Officer of AxCell Biosciences Corporation since October 2004; Interim Chief Executive Officer of AxCell from January 2002 to October 2004)

Kevin J. Bratton	58	Senior Vice President, Finance, and Chief Financial Officer	November 2006
William F. Goeckeler	51	Senior Vice President, Operations	December 2003 (Vice President, Operations from January 2003 to December 2003; Vice President of Research and Development from June 2001 to January 2003)
William J. Thomas	47	Senior Vice President and General Counsel	August 2004

(1)          Mr. Becker’s biographical information appears above. See “ELECTION OF DIRECTORS”.

Kevin J. Bratton, joined us in November 2006 as our Senior Vice President, Finance and Chief Financial Officer. Before joining Cytogen, Mr. Bratton was chief financial officer at Metrologic Instruments, Inc., a global technology company. During his tenure at Metrologic, Mr. Bratton directed the company’s finance operations during a period of significant growth in sales, net income, cash flow from operations, and working capital. Previously, Mr. Bratton worked at The JPM Company, where he served as chief financial officer from 2000 to 2002 and as director of external reporting from 1999 to 2000. The JPM Company filed a Chapter 11 petition in the United States Bankruptcy Court for the District of Delaware on March 1, 2002. Prior to joining JPM, Mr. Bratton worked for more than 20 years in the healthcare sector. He was vice president finance and treasurer for the biotechnology company IGI, Inc., and corporate controller for the specialty medical company Delmed, Inc. Mr. Bratton began his career with the public accounting firm Touche Ross & Co. (now Deloitte & Touche LLP). He has a bachelor of science in business and accounting from Northeastern University

William F. Goeckeler, Ph.D. was promoted to our Senior Vice President, Operations in December 2003. Previously, he served as Vice President, Operations since January 2003 and Vice President of Research and Development since June 2001. He joined us in March of 1994 as the Assistant Director, Pharmaceutical Development. In 1995, he was promoted to Associate Director, Technical Support Operations and in June 1997 became our Director, Pharmaceutical Development, a position he held until June 2001. Before joining us, Dr. Goeckeler spent nine years as a scientist in the Bioproducts Laboratory of Central Research and Development at The Dow Chemical Company. Dr. Goeckeler did his undergraduate and graduate work at the University of Missouri where he received his Ph.D. in Radiochemistry for research that involved the discovery of QUADRAMET and other skeletal targeting radiopharmaceuticals.

William J. Thomas joined us in August 2004 as our Senior Vice President and General Counsel. Prior to joining Cytogen, Mr. Thomas was a senior partner at Wilmer Cutler Pickering Hale and Dorr LLP from January 2001 through August 2004. From 1994 through 2001, Mr. Thomas was a partner at Buchanan Ingersoll P.C. His law practice concentrated on emerging growth and high technology business issues, including securities law compliance, strategic alliances and mergers and acquisitions. Mr. Thomas received a J.D. degree from Fordham University School of Law where he was an associate editor of the Law Review. He holds a B.A. degree in Political Science from Rutgers University where he graduated with highest honors.

None of our executive officers or directors is related to any other of our executive officers or directors. Our executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act, to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the Securities and Exchange Commission. All reporting persons are required by SEC regulation to furnish us with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us, during 2006, each such reporting person has filed all of their respective reports pursuant to Section 16(a) on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the principles underlying the Company’s compensation policies and decisions and the principal elements of compensation paid to its executive officers during the 2006 fiscal year. The Company’s Chief Executive Officer (the “CEO”) and the other executive officers included in the Summary Compensation Table below will be referred to as the “named executive officers” for purposes of this discussion. In general, the compensation paid to the Company’s named executive officers is similar to that paid to all our other officers.

Compensation Objectives and Philosophy

The Compensation Committee (the “Committee”) of Board of Directors is responsible for reviewing and approving the compensation payable to the Company’s officers, including executive officers. As part of such process, the Committee seeks to accomplish the following objectives with respect to the Company’s executive compensation programs:

•       Motivate, recruit and retain executives capable of meeting the Company’s strategic objectives and building long-term shareholder value;

•       Provide incentives to ensure superior executive performance and successful financial results for the Company; and

•       Align the interests of executives with the long-term interests of shareholders.

The Committee seeks to achieve these objectives by:

•       Establishing a compensation structure that is both market competitive and internally fair;

•       Linking a substantial portion of compensation to the Company’s achievement of financial objectives and the individual’s contribution to the attainment of those objectives;

•       Providing risk for underachievement and rewards for overachievement of goals;

•       Encouraging executives to manage the Company from the perspective of owners of the Company; and

•       Providing long-term equity-based incentives and encouraging direct share ownership by executives.

Setting Executive Compensation

In 2006, the Committee engaged Aon Consulting Services (“Aon”), a nationally recognized compensation consulting firm, to provide competitive compensation data and general advice on the Company’s compensation programs and policies for our officers. During 2006, Aon performed a market analysis of the compensation paid by a peer group of comparable biotechnology companies and provided the Committee with recommended compensation ranges and short- and long-term incentives for each officer position based on the competitive data. The 21 companies which comprised the peer group were as follows: Alteon, Inc., Antigenics, Inc., Cell Genesys, Inc., Cell Therapeutics, Inc., Dendreon Corp., Guilford Pharmaceuticals, Inc., Immunicon Corp., Inkine Pharamceutical, Keryx Biopharamceuticals, La Jolla Pharamceutical, Memory Pharma Corp., Myogen, Inc., Nanogen, Inc., Neopharm, Inc., Novavax, Inc., Nuvelo, Inc., Orchid Cellmark, Inc., Orthovita, Inc., Praecis Pharamceuticals, Progenics Pharamceutical and Supergen, Inc. In addition, the CEO provided the Committee with a detailed review of the performance of the other executive officers and made recommendations to the Committee with respect to the compensation packages for those officers for the 2006 fiscal year.

For supplemental market data, the Committee also reviewed the 2006 Radford Biotechnology Survey of executive officer compensation levels at 168 companies with 50 to 150 employees and proxy statement data from 21 companies for their most recent fiscal year end.

It is the Committee’s objective to target the total annual compensation of each executive officer at the 50th percentile for comparable positions at the competitive peer group companies. However, in determining the compensation of each executive officer, the Committee also considers a number of other factors, including recent Company and individual performance, the CEO’s recommendations, and internal pay equity. There is no pre-established policy for allocation of compensation between cash and non-cash components or between short-term and long-term components. Instead, the Committee determines the mix of compensation for each executive officer based on its review of the competitive data and its subjective analysis of that individual’s performance and contribution to the Company’s financial performance.

Components of Compensation

For the 2006 fiscal year, the Company’s executive compensation program included the following components:

•       Base salary;

•       Annual short-term cash incentives;

•       Long-term equity incentive awards;

•       Special benefits and perquisites; and

•       Change in control agreements.

Base Salary

The Committee typically reviews the base salary level of each executive officer in December of each year, with any salary adjustments for the year to be made effective January 1st of the next year. In October 2006, at the time of the hiring of a new chief financial officer, the Committee reviewed and recommended an adjustment in the salaries of the executive officers of the Company. Such increases were based upon, in part, the analysis and advice provided by Aon and the 2006 Radford Biotechnology Survey.

The base salary for the executive officers named in the Summary Compensation Table is determined on the basis of their area and level of responsibility, experience and individual performance. The individual performance of each executive officer is measured, in part, based upon the executive’s performance against an individual plan of action that is agreed upon by the executive and the CEO (or the non-employee directors in the case of the CEO) in the first quarter of each year. In setting the base salary of the executive officers other than the CEO, the compensation committee also solicits evaluations of their individual performance and recommended salary increases based on that performance from the CEO. For the 2006 fiscal year, the salary levels at the end of 2006 for our executive officer group, including the CEO, ranged from a low of $225,000 to a high of $362,000. For the named executive officers, base salary at the beginning of 2006 was between 70% and 80% of the 50th percentile of the 2006 Radford Biotechnology Survey. By maintaining base salaries at such levels, the Committee continued its longstanding practice of tying the major portion of each executive officer’s total compensation package to our financial and operational performance. Accordingly, salary is intended to provide an element of stability to the executive officer’s total compensation package each year. However, we believe that the salary adjustments made in 2006 have made the salaries paid to the executive officers more competitive with the surveyed market data, and we anticipate that the Committee will increase this component of compensation in the future to maintain salaries approaching the 50th percentile of the primary market survey, but will also retain pay-for-performance components as a significant element of the executive officer’s total compensation package.

For the 2007 fiscal year, the salaries of the named executive officers were increased as shown in the following table. Such increases reflect an attempt to bring the salaries of the named executive officers closer to the 50th percentiles of the primary market survey. The table below shows annual 2006 and 2007 base salary rates for each named executive officer:

Name	Title	2006 Salary @ Year-End	2007 Salary	% Increase
Michael D. Becker	President & CEO	$362,000	$383,720	6%
Kevin J. Bratton	SVP, Finance & CFO	$225,000	$225,000	—
William F. Goeckeler	SVP of Operations	$261,468	$277,156	6%
William J. Thomas	SVP & General Counsel	$241,320	$253,386	5%

Annual Bonuses

For the 2006 fiscal year, the Committee approved an incentive bonus plan designed to advance our pay-for-performance policy by focusing the attention of our executive officers on the attainment of key objectives for the year. The plan provided all of our employees, except for certain sales personnel who are eligible for sales incentive programs (“Eligible Employees”), with a direct financial incentive in the form of a cash bonus award tied to our achievement of pre-established operational goals. Each year, the Committee establishes a target award for each named executive officer based on a percentage of base salary. Annual bonus targets as a percentage of salary increase with executive rank so that for the more senior executives, a greater proportion of their total cash compensation is contingent upon annual performance. It is the Committee’s intention to target annual incentive awards between the 50th and 75th percentile of peer group companies.

The operational goals were tied to the following measures of our performance for the 2006 fiscal year, weighted as indicated: revenue (20% weighting); expenses (20% weighting); capital raising (10% weighting); consummation of a strategic transaction (20% weighting); Quadramet development objectives (10% weighting); ProstaScint development objectives (5% weighting); and PSMA development objectives (15% weighting). No bonuses were payable under the plan for a particular operational goal unless such operational goal was attained at not less than threshold level. In addition, the Committee reserved the discretion to adjust an executive officer’s actual bonus to reflect his or her individual performance for the year. At the time the goals were set in November 2005, we believed that they were attainable at the established target levels, but substantial uncertainty nevertheless existed as to the actual attainment of the goals at any of the established levels. The bonus opportunity set for each executive officer at target level was between 30% and 50% of his total direct compensation for the 2006 fiscal year.

For the purposes of determining whether the revenue and expenses objectives were met for the 2006 fiscal year, the Committee used the numbers we reported for financial statement purposes in accordance with generally accepted accounting principles in the U.S. (“GAAP”). A total of 97% of our eligible employees received bonuses under the plan, including the executive officers and other officers. In December 2006, the Committee determined that our performance for the 2006 was at 100% for each operational goal and accordingly decided to award incentive bonuses totaling $872,790 from the pool to all eligible employees of the Company. The actual bonus award to each executive officer as reported in the Summary Compensation Table reflects any discretionary adjustment made by the Committee based on such individual’s personal performance for the year. The aggregate bonus payment made to the executive officers for the 2006 fiscal year totaled $359,002, or 41% of the distributed bonus pool.

The table below details fiscal 2006 annual bonus targets and actual payouts for each of the named executive officers.

Name	Title	2006 Target Bonus ($)	2006 Target Bonus (% Salary)	2006 Actual Bonus ($)		2006 Actual Bonus (% Salary @ Year-End)
Michael D. Becker	President & CEO	$181,000	50%	$181,000		50%
Kevin J. Bratton	SVP, Finance & CFO	—	—	$20,000	*	9%
William F. Goeckeler	SVP of Operations	$104,587	40%	$91,664		35%
William J. Thomas	SVP & General Counsel	$72,396	30%	$66,338		27%

*                    Bonus determined by the Committee and the Board based on Mr. Bratton’s performance during 2006.

For 2007, bonus awards, if any, will be based on achievement of pre-established Company objectives and a subjective review of an executive officer’s performance. Corporate performance targets include such measures as revenue, expenses, capital raising, completion of Quadramet and ProstaScint development objectives, patent filings and completion of PSMA development objectives. The table below shows the dollar amount of the 2006 and 2007 annual target bonus for each named executive officer, together with percentage of base salary represented by that target:

Name	Title	2006 Target Bonus ($)	2006 Target Bonus (% Salary)	2007 Target Bonus ($)	2007 Target Bonus (% Salary)
Michael D. Becker	President & CEO	$181,000	50%	$191,860	50%
Kevin J. Bratton	SVP, Finance & CFO	—	—	$67,500	30%
William F. Goeckeler	SVP of Operations	$104,587	40%	$110,862	40%
William J. Thomas	SVP & General Counsel	$72,396	30%	$76,016	30%

Long-Term Incentive Equity Awards

We have structured our long-term incentive program for executive officers in the form of equity awards under our stock option plans. For many years, stock option grants were the sole form of our equity awards, and we continue to use stock option grants in combination with other forms of equity awards available under the 2004 Stock Incentive Plan and the 2006 Equity Compensation Plan to provide long-term incentives to our executive officers. Generally, the Committee approves the stock option grants in the first quarter of each year in connection with the annual review of the performance of our executive officers and other key employees. Each grant is designed to align the interests of the executive officer with those of the shareholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of our common stock at a fixed price per share (the average of the high and low trading prices on the date of grant under the 2004 Stock Incentive Plan and the closing price on the grant date under the 2006 Equity Compensation Plan) over a specified period, usually ten years. Each option vests and becomes exercisable in a series of installments over a three-year service period, contingent upon the officer’s continued employment with the Company. Accordingly, each option will provide a return to the executive officer only to the extent he or she remains employed with us during the vesting period, and then only if the fair market value of the underlying shares appreciates over the period between grant and exercise of the option.

In 2005, we began to grant restricted stock awards (“RSAs”) as part of our long-term incentive program. We believe that RSAs are a valuable addition to our long-term incentive program for several reasons, including ongoing concerns over the dilutive effect of option grants on our outstanding shares, our desire to have a more direct correlation between the FAS 123(R) compensation expense we must take for financial accounting purposes and the actual value delivered to our executive officers and other employees, and the fact that the incentive effects of RSAs are less subject to market volatility than stock options. Each RSA entitles the recipient to one share of our common stock at the time of vesting without the payment of an exercise price or other consideration. The vesting of RSAs is tied to continued service with us and is typically in the form of either cliff vesting after a three-year service period or in a series of installments over a defined service period. The Committee awarded RSAs to our executive officers in April and October 2006. The October 2006 grant was in connection with the adjustment in the compensation of the executive officers of the Company at the time of the hiring of a new chief financial officer.

The Committee awarded both stock options and RSAs to our executive officers during the 2006 fiscal year. The awards made to the CEO and the other executive officers named in the Summary Compensation Table are set forth in that table and the accompanying Grants of Plan-Based Awards table. In determining the total number of shares to award each executive officer in the combined form of stock options and RSAs, the Committee’s objective was to bring the total direct compensation (salary, bonus and equity) of each executive officer to approximately the 50th percentile of the 2006 Radford Biotechnology Survey.

We believe that the new long-term incentive program involving a combination of RSAs and stock options will provide our executive officers and other employees with a competitive and more balanced equity compensation package. This is particularly important for us, since the total direct compensation of our executive officers is significantly weighted to the equity award component. Such a relationship reflects a basic tenet of our overall compensation philosophy of tying pay to performance. The stronger the market price of our common stock, the more likely the targeted compensation levels for this component of compensation will be achieved.

It is the Committee’s belief that RSA awards are essential to the retention of the executive officers crucial to the long-term financial successes of the Company. The RSAs have vesting schedules which provide a meaningful incentive for the executive officer to remain in the Company’s service. These equity awards also serve as an important vehicle to achieve the Committee’s objective of aligning management and shareholder interests. Equity awards in the form of RSAs promote all of these objectives in a manner which is less dilutive to the shareholders than traditional option grants and provide a more direct correlation between the compensation cost the Company must record for financial accounting purposes and the value delivered to the executive officers.

Executive Benefits and Perquisites

The executive officers also are provided with certain market competitive benefits and perquisites. It is the Committee’s belief that such benefits are necessary for the Company to remain competitive and to attract and retain top caliber executive officers, since such benefits are typically provided by companies in the specialty pharmaceutical industry and with other companies with which the Company competes for executive talent.

Executive officers are also eligible to participate in the Cytogen Retirement Savings Plan, a tax-qualified 401k defined contribution plan. The Company matches 50% of each participant’s contributions up to 6% of a participant’s aggregate contributions, within statutory IRS limits. The plan is open to all employees and officers upon the same terms and conditions.

All employees, including executive officers, are eligible to receive standard health, dental, disability and life insurance. The long-term disability benefits are higher for officers of the Company as compared to other employees. In addition, the Company provides our chief executive officer with a car allowance for use of a vehicle.

Executive Severance Agreements

Each of our officers is currently party to an Executive Change of Control Severance Agreement with Cytogen. Such agreements provide, generally, for the payment of twelve months’ base salary, a pro-rata portion of such officer’s bonus compensation, the continuation of all benefits, reasonable Company-paid outplacement assistance and certain other accrued rights, in the event such officer’s employment with us is terminated in connection with a change in control as set forth therein. See our description of Employment Contracts, Termination of Employment and Change-in-Control Arrangements for a detailed description of potential severance payments.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based under the terms of Section 162(m). Non-performance-based compensation paid to our executive officers for 2006 did not exceed the $1.0 million limit per officer. However, as we continue to increase the level of cash compensation paid to the executive officers to stay competitive with surveyed market data and to award service-vesting RSAs as an element of equity compensation, it is possible that the non-performance-based compensation payable to the executive officers will exceed the $1.0 million limit in one or more future years. We believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor, particularly during periods when such deductions will not result in immediate tax savings because of operating losses or tax credit carryforwards. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through RSAs tied to the executive officer’s continued service, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

EXECUTIVE COMPENSATION

Summary of Compensation in Fiscal 2006

The following Summary Compensation Table sets forth information concerning compensation during the year ended December 31, 2006, for services in all capacities awarded to, earned by or paid to our Chief Executive Officer at any time during 2006 and each other of our executive officers as of December 31, 2006 (collectively referred to as the “Named Executives”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael D. Becker(6)	2006	321,423	181,000	63,974	422,662	—	—	6,893	995,952
President and Chief Executive Officer
Kevin J. Bratton(7)	2006	28,558	20,000	6,375	9,727	—	—	121	64,781
Senior Vice President, Finance and Chief Financial Officer
William F. Goeckeler(8)	2006	229,007	91,664	32,120	132,369	—	—	7,093	492,253
Senior Vice President, Operations
William J. Thomas(9)	2006	221,032	66,338	25,300	107,418	—	—	4,207	424,295
Senior Vice President and General Counsel

(1)             Certain perquisites or personal benefits are not included herein because they did not exceed, in the case of each Named Executive, $10,000 in the aggregate.

(2)             The amounts disclosed in this column include bonus payments made to each of the Named Executives in cash for fiscal year 2006 and paid in 2007.

(3)             The amounts disclosed in this column reflect the 2006 expenses related to restricted stock awards to the Named Executives that vest over a period of up to six years from the date of grant. The compensation costs for restricted stock awards are based on the fair value of our common stock on the date of grant.

(4)             The amounts disclosed in this column reflect the 2006 expenses related to option awards to the Named Executives. Our share-based compensation expenses for option grants are generally based on the fair value of the option awards calculated using the Black-Scholes option pricing model on the date of grant. Reference is made to Note 13 “Share-Based Compensation” in our Form 10-K for the period ended December 31, 2006, filed with the SEC on March 16, 2007, which identifies assumptions made in the valuation of option awards in accordance with FAS 123R.

(5)             The amounts disclosed in this column include amounts contributed or accrued by us in 2006 under our Retirement Savings Plan, a defined contribution plan which consists of a 401(k) contribution portion. In fiscal year 2006, these amounts were as follows: on behalf of Mr. Becker, $6,600; Mr. Bratton, $0; Dr. Goeckeler, $6,600; and Mr. Thomas, $3,900. The amounts disclosed also include insurance premiums paid by the Company with respect to group term life insurance and with respect to fiscal year 2006. They were as follows: on behalf of Mr. Becker, $293; Mr. Bratton, $121; Dr. Goeckeler, $493; and Mr. Thomas, $307.

(6)             Mr. Becker joined the Company in April 2001 and was promoted to President and Chief Executive Officer in December 2002. In connection with such promotion, Mr. Becker was granted options to purchase 200,000 shares of our common stock under our

1995 Stock Option Plan. The exercise price per share of such options is $3.54, the fair market value of our common stock on the date of grant. 50,000 of such options vested immediately upon grant, 50,000 options vested in 2006 upon the achievement of certain performance milestones pre-established by the Board of Directors, and the remaining 100,000 options will vest in two equal tranches of 50,000, based upon Mr. Becker’s achievement of certain other performance-based milestones established by the Board of Directors. The grant date fair value of the performance options vested in 2006 in the amount of $152,000 is included in the “Option Awards” column.

(7)             Mr. Bratton joined the Company in November 2006 as our Senior Vice President, Finance and Chief Financial Officer.

(8)             Dr. Goeckeler was promoted to Vice President, Research and Development in June 2001; was promoted to Vice President, Operations in January 2003; and was promoted to Senior Vice President, Operations in December 2003.

(9)             Mr. Thomas joined the Company in August 2004 as our Senior Vice President and General Counsel.

2006 Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of stock options and restricted stock awards made during 2006 to each of the Named Executives.

GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Equity
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Michael D. Becker	4/4/2006	—	—	—	—	—	—	21,000	—	—	75,075
	4/4/2006							—	120,000	3.575	340,055
	10/17/2006							15,000	—	—	47,325
	12/19/2006							20,000	—	—	48,000
Kevin J. Bratton	11/8/2006	—	—	—	—	—	—	50,000	—	—	129,500
	11/8/2006							—	94,080	2.58	186,038
	11/8/2006							—	5,920	2.59	11,752
William F. Goeckeler	4/4/2006	—	—	—	—	—	—	16,000	—	—	57,200
	4/4/2006							—	60,000	3.575	170,028
	10/17/2006							15,000	—	—	47,550
William J. Thomas	4/4/2006	—	—	—	—	—	—	8,300	—	—	29,673
	4/4/2006							—	30,000	3.575	85,014
	10/17/2006							15,000	—	—	47,550

All options granted to these executive officers were granted under the 2004 Stock Incentive Plan or the 2006 Equity Compensation Plan. All options granted under the 2004 Stock Incentive Plan have an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant. All options granted under the 2006 Equity Compensation Plan have an exercise price equal to the closing price of our common stock on the grant date. One-third of the shares subject to each option vests and becomes exercisable on each of the first, second and third anniversary of the date of grant. All equity awards consist solely of the restricted stock grants which vest in full on the third anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table sets forth information concerning outstanding equity awards held by each of the Named Executives as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Michael D. Becker	8,000	—		—	25.60	4/9/2011	34,000	(9)	79,220
	3,000	—		—	34.90	12/18/2011	21,000	(10)	48,930
	100,000	—		100,000 (8)	3.54	12/17/2012	15,000	(11)	34,950	—	—
	10,000	—		—	10.90	12/16/2013	20,000	(12)	46,600
	33,333	16,667	(3)	—	11.50	6/15/2014
	17,000	34,000	(4)	—	5.15	6/14/2015
	—	120,000	(5)	—	3.57	4/4/2016
Kevin J. Bratton	—	94,080	(6)	—	2.58	11/8/2016	50,000	(13)	116,500	—	—
	—	5,920	(6)	—	2.59	11/8/2016
William F. Goeckeler	480			—	20.62	12/18/07	12,000	(9)	27,960
	120	—		—	19.53	1/20/08	16,000	(10)	37,280
	1,107	—		—	26.72	12/31/09	15,000	(11)	34,950
	1,500	—		—	29.06	12/19/2010
	4,000	—		—	49.6	6/4/2011
	2,639	—		—	34.90	12/18/2011				—	—
	7,000	—		—	3.54	12/17/2012
	5,000	—		—	3.53	1/14/2013
	7,396	—		—	11.48	10/21/2013
	20,000	10,000	(3)	—	11.50	6/15/2014
	6,000	12,000	(4)	—	5.15	6/14/2015
	—	60,000	(5)	—	3.57	4/4/2016
William J. Thomas	20,000	10,000	(7)	—	11.51	8/23/2014	12,000	(9)	27,960
	6,000	12,000	(4)	—	5.15	6/14/2015	8,300	(10)	19,339	—	—
	—	30,000	(5)	—	3.57	4/4/2016	15,000	(11)	34,950

              (1)  Unless otherwise noted, stock options vest 33.33% per year over three years on the anniversary of the date of grant. Stock options expire 10 years from their date of grant.

              (2)  The closing price of our common stock at December 29, 2006 was $2.33 per share.

              (3)  Options with vesting date of June 15, 2007.

              (4)  Options with vesting dates of June 14, 2007 and June 14, 2008.

              (5)  Options with vesting dates of April 4, 2007, April 4, 2008 and April 4, 2009.

              (6)  Options with vesting dates of November 8, 2007, November 8, 2008 and November 8, 2009.

              (7)  Options with vesting date of August 23, 2007.

              (8)  Options will vest in two equal tranches of 50,000, based upon Mr. Becker’s achievement of certain performance-based milestones established by the Board of Directors.

              (9)  Restricted stock award that vests in equal installments on June 14, 2008, June 14, 2009, June 14, 2010 and June 14, 2011.

          (10)  Restricted stock award that vests in equal installments on April 4, 2007, April 4, 2008 and April 4, 2009.

          (11)  Restricted stock award that vests on October 17, 2009.

          (12)  Restricted stock award that vests on December 19, 2009.

          (13)  Restricted stock award that vests on November 8, 2009.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

On December 17, 2002, we entered into a letter agreement with Michael D. Becker in connection with Mr. Becker’s promotion to President and Chief Executive Officer of the Company. Under the terms of such letter agreement, Mr. Becker received an annual base salary of $250,000, which was subsequently increased to $300,000 for 2005, $362,000 for 2006 and $383,720 for 2007, and a car allowance of $750 per month. Mr. Becker is also eligible to participate in the Cytogen Corporation Performance Bonus Plan, as and if approved by our Board of Directors, with a target bonus rate of up to 50% of base salary based upon performance objectives. Mr. Becker is also entitled to all existing Company benefits, at the sole discretion of the Board of Directors.

In addition, on December 17, 2002, Mr. Becker was granted options to purchase 200,000 shares of our common stock under our 1995 Stock Option Plan. The exercise price per share of such options is $3.54, the fair market value of our common stock on the date of grant. 50,000 of such options vested immediately upon grant, 50,000 options vested in 2006 upon the achievement of certain performance milestones pre-established by the Board of Directors, and the remaining 100,000 options will vest, if at all, in two equal tranches of 50,000, based upon Mr. Becker’s achievement of certain other performance based milestones established by the Board of Directors. Mr. Becker has subsequently received additional options to purchase shares of our common stock. Additionally, pursuant to the terms of the letter agreement, in the event we terminate Mr. Becker’s employment for reasons other than for cause, as defined therein, Mr. Becker shall be entitled to receive twelve months’ base pay and continuation of benefits under COBRA, and a pro rata portion of any incentive benefits earned through the date of termination.

Each of our executive officers is currently party to an Executive Change of Control Severance Agreement with Cytogen. Such agreements provide, generally, for the payment of twelve months’ base salary, a pro-rata portion of such officer’s bonus compensation, the continuation of all benefits, reasonable Company-paid outplacement assistance and certain other accrued rights, in the event such officer’s employment with us is terminated in connection with a change in control as set forth in such agreements.

Potential Payments to Executive Officers Upon Termination in Connection With a Change in Control

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, an executive’s insurance coverage and the executive’s accrued vacation.

Pursuant to the Executive Change of Control Severance Agreements with each of our executive officers, in the event that we terminate any of these executives without cause in connection with a change in control (as defined in such agreements), other than due to death or disability, we must:

•       make a lump sum payment equal to the sum of the annual salary and a pro-rata portion of the annual cash bonus;

•       continue health and life and disability insurance and other benefits for one year from the date of termination;

•       provide outplacement services for up to 12 months;

•       pay any other accrued rights of the executive;

•       pay a gross up amount for certain excise taxes imposed under by the Internal Revenue Code; and

•       in certain circumstances, pay legal fees and costs in the event we wrongfully refuse to provide the severance benefits.

Assuming the employment of Messrs. Becker, Bratton and Thomas and Dr. Goeckeler had been terminated without cause on December 31, 2006 in connection with a change in control, they would have been entitled to the following payments:

Name	Severance Payment(1)
Michael D. Becker	$587,807
Kevin J. Bratton	$316,107
William F. Goeckeler	$393,048
William J. Thomas	$344,730

(1)          Payment amounts are based on the following components:

•       base pay using salary at end of 2006;

•       annual cash bonus, calculated by taking the 2006 target bonus (and the 2007 target bonus in the case of Mr. Bratton);

•       health and dental benefits, based on current COBRA rates;

•       life, disability and long term care insurance premiums, based on current formula calculations; and

•       accrued vacation balances.

Compensation Committee Interlocks and Insider Participation

During 2006, our Compensation Committee consisted of Robert F. Hendrickson, who served as Chairman of the Committee, Allen Bloom, Dennis H. Langer and Kevin G. Lokay. There are no, and during 2006 there were no, Compensation Committee interlocks.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. This report is provided by the following independent directors, who comprise the committee:

Robert F. Hendrickson, Chairman
Allen Bloom, Member
Dennis H. Langer, Member
Kevin G. Lokay, Member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

There were, as of March 31, 2007, approximately 2,200 holders of record and approximately 30,000 beneficial holders of our common stock. The following table sets forth certain information that, unless otherwise noted, is as of March 31, 2007, with respect to holdings of our common stock by: (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of our common stock outstanding as of such date, based upon currently available Schedules 13D and 13G, and other reports, filed with the SEC; (ii) each of our directors (which includes all nominees) and our Named Executives; and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
(i) Certain beneficial owners:
Orbimed Advisors(4) 767 Third Avenue, 30th Floor New York, New York 10017	3,265,890	11.0%
Proquest Investments(5) 90 Nassau Street, 5th Floor Princeton, New Jersey 08540	1,908,989	6.4%
(ii) Directors (which includes all nominees) and Named Executives:
Michael D. Becker(6)	230,637	*
John E. Bagalay, Jr.	47,700	*
Allen Bloom	34,000	*
Stephen K. Carter	37,987	*
James A. Grigsby(7)	71,200	*
Robert F. Hendrickson	38,700	*
Dennis H. Langer	12,000	*
Kevin G. Lokay	36,333	*
Joseph A. Mollica	12,000	*
Kevin J. Bratton	—	*
William F. Goeckeler	85,593	*
William J. Thomas	40,766	*
(iii) All directors and executive officers as a group (12 persons)	646,916	2.1%

*                    Indicates amount is less than 1%.

(1)          Except as set forth in the footnotes to this table and subject to applicable community property law, the persons and entities named in this table have sole voting and investment power with respect to all shares. Unless otherwise indicated, the address of each beneficial owner is c/o Cytogen Corporation, 650 College Road East, Princeton, New Jersey 08540.

(2)          Includes the total of vested shares granted under restricted stock awards and shares of our common stock which the following persons have the right to acquire upon the exercise of stock options, within 60 days of March 31, 2007, as follows: Mr. Becker: 226,333 shares; Dr. Bagalay: 45,700 shares; Dr. Bloom: 32,000 shares; Dr. Carter: 35,987 shares; Mr. Grigsby: 64,200 shares; Mr. Hendrickson: 35,700 shares; Dr. Langer: 10,000 shares; Mr. Lokay: 34,333 shares; Dr. Mollica: 10,000 shares; Dr. Goeckeler: 84,455 shares; and Mr. Thomas: 40,766 shares. Does not include unvested shares of our common stock granted under restricted stock awards as of March 31, 2007 that vest over a period of up to six years to the following persons: Mr. Becker: 141,000 shares; Mr. Bratton: 68,000 shares; Dr. Goeckeler: 57,667 shares; and Mr. Thomas: 48,534 shares.

(3)          Percent of class for each person and all executive officers and directors as a group is based on 29,623,985 shares of our common stock outstanding on March 31, 2007 and includes shares subject to options held by the individual or the group, as applicable, which are exercisable or become exercisable within 60 days following such date.

(4)          Based on a Schedule 13G/A filed with the SEC on February 13, 2007 by OrbiMed Advisors LLC and OrbiMed Capital LLC and Samuel D. Isalay. These reporting entities have shared voting power and shared dispositive power as to, and beneficially own, the following number of shares of our common stock and warrants to purchase shares of our common stock: (i) OrbiMed Advisors LLC: 1,880,073; (ii) OrbiMed Capital LLC: 1,385,817; and (iii) Samuel D. Isalay: 3,265,890. OrbiMed Advisors LLC and OrbiMed Capital LLC hold shares and share equivalents issuable on the exercise of warrants on behalf of Caduceus Capital Master Fund Limited (875,000 shares and 287,500 warrants), Caduceus Capital II, L.P. (500,000 shares and 175,000 warrants), UBS Eucalyptus Fund, LLC (635,000 shares and 202,500 warrants), PW Eucalyptus Fund, Ltd. (70,000 shares and 22,500 warrants), HFR SHC Aggressive Master Trust (156,410 shares and 66,907 warrants), Knightsbridge Post Venture IV L.P. (60,900 warrants), Knightsbridge Integrated Holdings, V, LP (49,673 warrants), Knightsbridge Netherlands II, L.P. (19,700 warrants), Knightsbridge Integrated Holdings IV Post Venture, LP (36,000 warrants), Knightsbridge Post Venture III, LP (35,400 warrants), Knightsbridge Netherlands I LP (22,100 warrants), Knightsbridge Netherlands III—LP (5,600 warrants), Knightsbridge Integrated Holdings II Limited (37,700 warrants), Knightsbridge Venture Capital IV, L.P. (5,600 warrants), and Knightsbridge Venture Capital III LP (2,400 warrants). The Company makes no representation as to the accuracy or completeness of the information reported.

(5)          Based on a Schedule 13G/A filed with the SEC on February 13, 2006 by ProQuest Investments II, L.P., ProQuest Investments III, L.P., ProQuest Investments II Advisors Fund, L.P., ProQuest Associates II LLC, ProQuest Associates III LLC, Jay Moorin and Alain Schreiber. These reporting entities have shared voting power and shared dispositive power as to, and beneficially own, the following number of shares of our common stock and warrants to purchase shares of our common stock: (i) ProQuest Investments II, L.P.: 532,608; (ii) ProQuest Investments III, L.P.: 1,363,562; (iii) ProQuest Investments II Advisors Fund, L.P.: 12,818; (iv) ProQuest Associates II LLC: 545,426; (v) ProQuest Associates III LLC: 1,363,563; (vi) Jay Moorin: 1,908,989; and (vii) Alain Schreiber: 1,908,989. Such amounts include immediately exercisable warrants to purchase 381,798 shares of our common stock. The Company makes no representation as to the accuracy or completeness of the information reported.

(6)          Includes: (i) 386 shares of common stock held jointly with Mr. Becker’s spouse; and (ii) 30 shares held as a custodian for Mr. Becker’s minor child.

(7)          Includes 2,000 shares of common stock held indirectly by Mr. Grigsby in the registered name of Mr. Grigsby’s spouse.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2006.

Equity Compensation Plan Information

Plan Category(1)		Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
(i)	Equity compensation plans approved by security holders:
	2004 Stock Incentive Plan(3)	919,520	$5.09	84,480
	2004 Non-Employee Director Stock Incentive Plan	302,500	$7.24	68,500
	2006 Equity Compensation Plan(3)	15,920	$2.54	1,336,180
	Other equity compensation plans(4)	375,079	$10.72	—
(ii)	Equity compensation plans not approved by security holders	287,478	$7.42	—
Total		1,900,497	$6.87	1,489,160

(1)          Does not include information related to the stock option plan of our subsidiary, AxCell BioSciences Corporation, pursuant to which AxCell may issue options to purchase shares of AxCell’s common stock to employees and consultants of AxCell. Such plan did not require the approval of Cytogen’s stockholders.

(2)          In addition to being available for future issuance upon the exercise of options that may be granted after December 31, 2006, all shares available for issuance under our 2004 Non-Employee Director Stock Incentive Plan may instead be issued directly to eligible directors thereunder in payment for services rendered to us.

(3)          Excludes 196,000 and 147,900 shares of our common stock granted under restricted stock awards pursuant to the terms of the 2004 Stock Incentive Plan and 2006 Equity Compensation Plan, respectively. Such restricted shares are subject to future vesting of up to six years and will be issued upon the satisfaction of such vesting provisions.

(4)          We no longer grant stock options under our: (i) 1988 Non-Employee Director Plan; (ii) 1989 Outside Consultant Plan; (iii) 1995 Stock Option Plan, as amended; and (iv) 1999 Non-Employee Director Plan, but stock option grants exercisable for an aggregate of: 2,960; 5,000; 330,959; and 36,160 shares of our common stock remain outstanding under those plans.

Equity Compensation Plans Not Approved by Security Holders

The following describes the material features of our equity compensation plans that have not been approved by our security holders, as set forth in the above table.

We issued options to purchase 1,000 shares of our common stock outside any of our equity compensation plans to Kevin G. Lokay, upon his appointment to our Board of Directors in January 2001. Such options have an exercise price of $61.26 per share, expire on January 17, 2011 and vested in full on

January 17, 2002. Such options are subject to the same equitable adjustment as are our outstanding shares of common stock and are not afforded anti-dilution protection.

We also have outstanding warrants to purchase an aggregate of 286,478 shares of our common stock, that have been issued to various entities in consideration for services rendered by such persons or entities. Such warrants have a weighted average exercise price of $7.23 per share and are exercisable and expire at various times through December 2010.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO THE COMPANY’S
2004 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

General

On April 7, 2004, the Board of Directors of the Company approved, and on June 15, 2004, our stockholders adopted, the 2004 Non-Employee Director Stock Incentive Plan (the “2004 Director Plan”). Up to 375,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 2004 Director Plan. As of March 31, 2007, options to purchase 302,500 shares of Common Stock were outstanding under the 2004 Director Plan and an additional 68,500 shares were reserved for future option grants.

The 2004 Director Plan is intended to promote the interest of Cytogen by affording Non-Employee Directors an opportunity to acquire a proprietary interest in the Company, in order to attract and retain Non-Employee Directors, to provide them with a long term financial incentive to increase the value of the Company, and to provide them with a stake in the future of the Company that corresponds to the stake of each of the Company’s stockholders.

The following is a brief summary of the 2004 Director Plan. The following summary is qualified in its entirety by reference to the 2004 Director Plan.

Eligibility to Receive Awards

Only Non-Employee Directors of the Company are eligible to be granted non statutory stock options under the 2004 Director Plan. There are currently eight non-employee directors.

Plan Benefits

The granting of options under the 2004 Director Plan is non-discretionary. Each person who is a newly elected director of the Company at an annual meeting of the stockholders, who is not an employee of the Company, shall be granted an option to purchase 10,000 shares of Common Stock. Each person who is appointed a director of the Company who is not an employee of the Company as of the date of appointment, shall be granted an option to purchase a pro rata portion of 10,000 shares of Common Stock. On the day following each annual meeting, every Eligible Director (as defined in the 2004 Director Plan), who is re-elected at the annual meeting of stockholders shall be granted an option to purchase 10,000 shares of Common Stock. On such date, the Chairman of the Board shall be granted an additional option to purchase 7,500 shares of our common stock. Options shall become exercisable in full on the first anniversary of the date of grant.

NEW PLAN BENEFITS
2004 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

Name and Position(1)	Dollar Value	Number of Shares Subject to Stock Options(2)
Michael D. Becker(3)	—	—
James A. Grigsby	—	17,500
John E. Bagalay, Jr.	—	10,000
Allen Bloom	—	10,000
Stephen K. Carter	—	10,000
Robert F. Henrickson	—	10,000
Dennis H. Langer	—	10,000
Kevin G. Lokay	—	10,000
Joseph A. Mollica	—	10,000
Non-Employee Directors as a group (8 persons)	—	87,500

(1)          Participation in the 2004 Director Plan is limited to our non-employee directors, therefore the Named Executives, executive officers and our employees are not eligible to participate.

(2)          Such number of shares granted to our non-employee directors assumes that all non-employee directors are re-elected to the Board of Directors. In the case of Mr. Grigsby, such amount also includes an annual option grant to purchase 7,500 shares of common stock for his services as Chairman of the Board.

(3)          As President and Chief Executive Officer, Mr. Becker is not eligible to participate in the 2004 Director Plan.

Administration

The 2004 Director Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2004 Director Plan and to interpret the provisions of the 2004 Director Plan. Pursuant to the terms of the 2004 Director Plan, the Board of Directors may delegate authority to one or more committees or subcommittees of the Board of Directors. The Board of Directors may authorize the compensation committee to administer certain aspects of the 2004 Director Plan, including the granting of options to eligible directors.

The Board of Directors is required to make appropriate adjustments in connection with the 2004 Director Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2004 Director Plan also contains provisions addressing the consequences of any Corporate Transaction (as defined in the 2004 Director Plan). Upon the occurrence of a Corporate Transaction, all outstanding options are to be assumed, or substituted for, by the acquiring or succeeding corporation. However, if the acquiring or succeeding corporation does not agree to assume, or substitute for, outstanding options, then the Board of Directors must either accelerate the options to make them fully exercisable prior to consummation of the Corporate Transaction or provide for a cash-out of the value of any outstanding options. In addition, upon a Major Event (as defined in the 2004 Director Plan), all outstanding options under the 2004 Director Plan will become immediately exercisable.

If any option expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such option will again be available for grant under the 2004 Director Plan.

Amendment or Termination

No Award may be made under the 2004 Director Plan after the tenth anniversary of the date of Board approved thereof, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 2004 Director Plan, except that no Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by the Company’s stockholders to the extent that stockholder approval is required by Section 162(m).

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2004 Director Plan and with respect to the sale of Common Stock acquired under the 2004 Director Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company

The grant of a nonstatutory stock option under the 2004 Director Plan generally will have no tax consequences to the Company, except that we will be entitled to a deduction when a participant has compensation income.

Proposed Amendment

Stockholders are being asked to consider and vote upon a proposed amendment to the 2004 Director Plan to increase the number of shares of common stock available for issuance under the 2004 Director Plan from 375,000 to 750,000 shares and to reserve an additional 375,000 shares of our common stock for issuance in connection with such increase.

The Board Recommends that Stockholders Vote “FOR” the Proposal to Amend the 2004 Director Plan.

PROPOSAL THREE

APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Stockholders are being asked to approve an amendment to our Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) to increase the number of authorized shares of our common stock, $0.01 par value per share (the “Common Stock”) from 50,000,000 to 100,000,000. On February 20, 2007, our Board of Directors adopted resolutions approving and authorizing the amendment and directing that the amendment be submitted to a vote of the stockholders at the 2007 Annual Meeting.

The Board determined that the amendment is in the best interests of the Company and its stockholders and unanimously recommends approval by the stockholders. If the proposed amendment is approved by the stockholders, the Board currently intends to file, with the Secretary of State of the State of Delaware, a Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) reflecting such amendment as soon as practicable following stockholder approval. The following summary is qualified in its entirety by reference to the Certificate of Incorporation. Attached hereto as Appendix A to this Proxy Statement is the proposed Certificate of Amendment.

Our Certificate of Incorporation currently authorizes the issuance of up to 50,000,000 shares of Common Stock and 5,400,000 shares of Preferred Stock, par value $0.01 per share. Of such 5,400,000 shares of Preferred Stock, 200,000 are designated as Series C Junior Participating Preferred Stock. No shares of Preferred Stock are currently issued and outstanding. The proposed amendment will not, if adopted, result in an increase in the number of authorized shares of Preferred Stock.

Of the 50,000,000 shares of Common Stock currently authorized, as of the close of business on March 31, 2007, there were 29,623,985 shares of Common Stock issued and outstanding. Such amount:

(i)            includes an aggregate of 241 shares of common stock to be issued to prior holders of securities of CytoRad Incorporated and Cellcor, Inc., which we acquired in 1995, upon each such holders respective exchange of such securities; and

(ii)        excludes 50,000 shares of common stock currently held in escrow and to be released to us in connection with the settlement in February 2007 of the litigation with Advanced Magnetics, Inc.

Furthermore, we have reserved for future issuance:

(a)          2,312,989 shares of common stock upon the exercise of outstanding stock options;

(b)         625,870 shares of common stock upon the exercise of future grants under our current stock options plans;

(c)          7,279,193 shares of common stock upon the exercise of outstanding warrants;

(d)         441,980 shares of common stock under our Employee Stock Purchase Plan; and

(e)          508,100 shares of common stock issued as restricted stock awards.

In addition, in connection with our acquisition of Prostagen, Inc., an additional $1.0 million of our common stock may be issued to certain shareholders and debtholders of Prostagen, if certain milestones are achieved in connection with PSMA development programs.

If the proposed amendment is approved, then after the annual meeting, there will still be 29,623,985 shares of Common Stock issued and outstanding.

Our Board of Directors has proposed this increase in authorized shares of Common Stock to ensure that we have sufficient shares of Common Stock available for general corporate purposes including, without limitation, equity financings, acquisitions, establishing strategic relationships with corporate and other partners, providing equity incentives to employees, and payments of stock dividends, stock splits or other recapitalizations. In particular, we believe that in order to fully commercialize our products, product candidates and technologies, we will need additional funding in the future. This funding may be obtained through, among other alternatives, public or private issuance of equity or equity-linked debt. In order to be positioned timely to take full advantage of market and other conditions suitable for equity related financings, our Board of Directors believes that we must increase the number of our authorized shares of Common Stock.

As of the date of this Proxy Statement, we expect to issue additional equity in the near future, but we are currently evaluating available alternatives for long-term funding in order to fully exploit our products, product candidates and technologies. Any decision to issue equity, including any equity authorized by the proposed increase in authorized shares of Common Stock, will depend on, among other things, our evaluation of our funding needs, developments in the testing and commercialization of our products, product candidates and technologies, current and expected future market conditions and other factors. The Company currently does not have any immediate plans, arrangements, commitments or understandings, whether oral or written, with respect to the issuance of any of the additional shares of Common Stock that would be authorized by the proposed amendment. However, we cannot assure you that the Company will not enter into such arrangements in the near future.

As is the case with the current authorized but unissued shares of Common Stock, the additional shares of Common Stock authorized by this proposed amendment could be issued upon approval by our Board of Directors without further vote of our stockholders except as may be required in particular cases by our Company’s Certificate of Incorporation, applicable law, regulatory agencies or the rules of the NASDAQ Stock Exchange. Under our Certificate of Incorporation, stockholders do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership interest in the Company. In addition, if we issue additional shares of Common Stock or securities convertible into or exercisable for Common Stock, such issuance would have a dilutive effect on the voting power and could have a dilutive effect on the earnings per share of the Company’s currently outstanding shares of Common Stock.

Anti-takeover Effects

The proposed amendment to the Certificate of Incorporation could also, under certain circumstances, have an anti-takeover effect. The proposed increase in the number of authorized shares of Common Stock may discourage or make it more difficult to effect a change in control of the Company. For example, we could issue additional shares to dilute the voting power of, create voting impediments for, or otherwise frustrate the efforts of persons seeking to take over or gain control of the Company, whether or not the change in control is favored by a majority of our unaffiliated stockholders. We could also privately place shares of Common Stock with purchasers who would side with our Board in opposing a hostile takeover bid. The Board is not aware of any plans for or attempt to take control of the Company.

If approved, the amendment would amend and restate the first paragraph of the Article Fifth of the Certificate of Incorporation, as follows: “Total Capital Stock. The total number of shares of all classes stock which the Corporation shall have authority to issue is One Hundred Five Million Four Hundred Thousand (105,400,000) shares, of which One Hundred Million (100,000,000) shall be shares of Common Stock, $.01 par value per share (the “Common Stock”); and Five Million Four Hundred Thousand (5,400,000) shares shall be Preferred Stock, $.01 par value per share (“Preferred Stock”).”

The Certificate of Amendment, which contains the above amendment, is attached to this Proxy Statement as Appendix A. The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of the proposed amendment. Therefore, abstentions and broker non-votes will have the same effect as votes against this proposal.

The Board Recommends That Stockholders Vote “FOR” The Proposal To Amend The Company’s Certificate of Incorporation.

INDEPENDENT AUDITORS

We have selected KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2007. Representatives of KPMG LLP are expected to attend the Annual Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

STOCKHOLDERS’ PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposal to us at our offices at 650 College Road East, Suite 3100, Princeton, New Jersey, 08540, attention Rita A. Auld, Corporate Secretary, not later than January 8, 2008.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advanced notice of such proposal to us at the aforementioned address not later than March 14, 2008.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use its discretionary authority to vote the shares they represent, as our Board of Directors may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at 650 College Road East, Suite 3100, Princeton, New Jersey 08540, attention Rita A. Auld, Corporate Secretary, or call us at (609) 750-8200. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Our annual report to stockholders for the fiscal year ended December 31, 2006, including financial statements for such period, is being mailed to stockholders with this Proxy Statement, but such annual report does not constitute a part of this Proxy Statement.

OTHER MATTERS

Our Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above, and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, we intend that holders of the proxies will vote thereon in their discretion.

GENERAL

The accompanying proxy is solicited by and on behalf of our Board of Directors, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 23, 2007, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO MS. RITA A. AULD, CORPORATE SECRETARY, CYTOGEN CORPORATION, 650 COLLEGE ROAD EAST, SUITE 3100, PRINCETON, NEW JERSEY, 08540. A FEE FOR REASONABLE EXPENSES INCURRED IN FURNISHING SUCH EXHIBITS WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors

Princeton, New Jersey	Michael D. Becker
May 7, 2007	President and Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT
TO
THE RESTATED CERTIFICATE OF INCORPORATION
OF
CYTOGEN CORPORATION

CYTOGEN CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST:   That the Board of Directors of the Corporation adopted the following resolutions on February 20, 2007 with respect to the amendment and restatement of Paragraph A of Article Fifth of the Corporation’s Restated Certificate of Incorporation, as amended (the “Charter Amendment”):

NOW, THEREFORE, BE IT RESOLVED, that Paragraph A of Article Fifth of the Restated Certificate of Incorporation, as amended, be amended in its entirety to read as follows:

“FIFTH:   A. Total Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is ONE HUNDRED FIVE MILLION FOUR HUNDRED THOUSAND (105,400,000) shares, of which ONE HUNDRED MILLION (100,000,000) shall be shares of Common Stock, $.01 par value per share (the “Common Stock”); and FIVE MILLION FOUR HUNDRED THOUSAND (5,400,000) shares shall be Preferred Stock, $.01 par value per share (“Preferred Stock”).”

SECOND:   That said Charter Amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly elected President on this              day of June, 2007.

CYTOGEN CORPORATION
By:
Michael D. Becker
President and Chief Executive Officer

A-1

Notice of 2007 Annual Meeting
and Proxy Statement

COMMON STOCK
CYTOGEN CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby constitutes and appoints Michael D. Becker and Rita A. Auld, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of Cytogen Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Princeton Marriott Hotel and Conference Center at Forrestal, 100 College Road East, Princeton, New Jersey, 08540 at 11:00 a.m., local time, on Wednesday, June 13, 2007, and at any adjournment or adjournments thereof, upon the following proposals more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged).

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3, which have been proposed by our Board of Directors, and in his or her discretion, upon other matters as may properly come before the Annual Meeting.

(continued and to be signed on reverse side)

Please Detach and Mail In the Envelope Provided

	☒	Please mark your votes as indicated in this example.
1.	ELECTION OF DIRECTORS.		FOR	WITHHELD
			☐	☐
Nominees:
	VOTE FOR all the nominees listed;	01	John E. Bagalay, Jr.
	except vote withheld from the following	02	Michael D. Becker
	nominee(s) (if any):	03	Allen Bloom
		04	Stephen K. Carter
		05	James A. Grigsby
		06	Robert F. Hendrickson
		07	Dennis H. Langer
		08	Kevin G. Lokay
		09	Joseph A. Mollica
2.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2004 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER FROM 375,000 TO 750,000, AND TO RESERVE AN ADDITIONAL 375,000 SHARES OF OUR COMMON STOCK FOR ISSUANCE IN CONNECTION WITH SUCH INCREASE.

			FOR ☐	AGAINST ☐	ABSTAIN ☐
3.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE THE TOTAL AUTHORIZED SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF THE COMPANY FROM 50,000,000 TO 100,000,000.

			FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	In his or her discretion, the proxy is authorized to vote upon other matters as may properly come before the Annual Meeting.
	I will ☐	attend the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Common Stockholder	Signature of Common Stockholder		Dated:
IF HELD JOINTLY

Note:   This proxy must be signed exactly as the name appears hereon. When shares are held by joint tenants, both should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.